Exhibit 4.26

THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

IN RE SUBOXONE (BUPRENORPHINE HYDROCHLORIDE AND NALOXONE) ANTITRUST LITIGATION THIS DOCUMENT RELATES TO: All Direct Purchaser Class Actions	MDL No. 2445 Master File No. 2:13-MD-2445-MSG

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Settlement Agreement”) is made and entered into on October 22, 2023, by and between Indivior Inc., f/k/a Reckitt Benckiser
Pharmaceuticals, Inc. (“Defendant”), and Burlington Drug Company, Inc. (“BDC”), Rochester Drug Co-Operative, Inc. (“RDC”), and Meijer, Inc. and Meijer Distribution, Inc. (collectively “Meijer”) (BDC, RDC and Meijer are, collectively, “Plaintiffs”), individually and on behalf of the Direct Purchaser Class (as defined in Paragraph 1 below, the “Direct Purchaser Class” or “Class”), by and through their court-appointed co-lead counsel Garwin Gerstein & Fisher LLP,
Faruqi & Faruqi LLP and Hagens Berman Sobol Shapiro LLP in their capacity as co-lead counsel for the Direct Purchaser Class (“Plaintiffs’ Counsel”) in the above-captioned litigation, In re Suboxone (Buprenorphine Hydrochloride & Naloxone) Antitrust Litigation, Case No. 13- md-2445-MSG (E.D. Pa.) (the “Direct Purchaser Class Action”). This Settlement Agreement is intended to, and upon becoming final pursuant to Paragraph 6 below, will, fully, finally, and forever resolve, compromise, discharge, and settle the claims of the Plaintiffs and Direct Purchaser Class in the above-captioned litigation, subject to the terms and conditions set forth herein.

WHEREAS, the parties acknowledge that the United States District Court for the Eastern District of Pennsylvania has jurisdiction over these actions, each of the parties hereto, and all members of the Direct Purchaser Class for all purposes in this case, including this Settlement;
WHEREAS, Plaintiffs alleged that Defendant violated Section 2 of the Sherman Act (15 U.S.C. § 2) by engaging in an anticompetitive scheme to artificially maintain and extend its monopoly over Suboxone, as detailed in Plaintiffs’ Second Amended Complaint (ECF No.
151), and other papers filed with the Court, and Plaintiffs and other members of the Direct Purchaser Class incurred significant damages as a result;
WHEREAS, Defendant denies each and every one of Plaintiffs’ allegations of unlawful conduct, and denies that any conduct challenged by Plaintiffs caused any damage whatsoever, and has asserted a number of defenses to Plaintiffs’ claims;
WHEREAS, Plaintiffs and Defendant agree that this Settlement Agreement shall not be deemed or construed to be an admission or evidence of any violation of any statute or law or of any liability or wrongdoing by the Defendant or of the truth of any of the claims or allegations alleged in the Direct Purchaser Class Action or a waiver of any defenses thereto;
WHEREAS, arm’s-length settlement negotiations have taken place between counsel for Plaintiffs and counsel for Defendant, including through mediation, and this Settlement Agreement, which embodies all of the terms and conditions of the settlement between Defendant and Plaintiffs, both individually and on behalf of the Direct Purchaser Class (the “Settlement”), has been reached, subject to the final approval of the United States District Court for the Eastern District of Pennsylvania (the “Court”);
WHEREAS, Plaintiffs’ Counsel have concluded, after extensive fact and expert discovery and investigation of the facts, and after carefully considering the circumstances of the Direct Purchaser Class Action, including the claims asserted, and the possible legal and factual defenses thereto, that it would be in the best interests of the Direct Purchaser Class to enter into this Settlement Agreement in order to avoid the costs and uncertainties of litigation, particularly complex litigation such as this, and to assure a benefit to the Direct Purchaser Class, and, further, that Plaintiffs’ Counsel consider the Settlement set forth herein to be fair, reasonable, and adequate compensation within the meaning of Fed. R. Civ. P. 23, and in the best interests of the Direct Purchaser Class; and;
WHEREAS, Defendant has concluded, despite its belief that it is not liable for the claims asserted and that it has good defenses thereto, that it would be in its best interests to enter into this Settlement Agreement to avoid the uncertainties of litigation, and thereby avoid the risks inherent in complex litigation;
NOW THEREFORE, it is agreed by the undersigned, on behalf of the Defendant, Plaintiffs, and the Direct Purchaser Class, that all claims of Plaintiffs and the Direct Purchaser Class against Defendant be settled, compromised and dismissed with prejudice and, except as hereinafter provided, without costs as to Defendant or Plaintiffs, subject to the approval of the Court, on the following terms and conditions:
1.Direct Purchaser Class. This settlement is on behalf of the Plaintiffs and a class defined as follows (“Direct Purchaser Class”):
All persons or entities in the United States and its territories who purchased branded Suboxone tablets directly from Reckitt Benckiser Pharmaceuticals, Inc. (now known as Indivior, Inc.) at any time during the period January 1, 2012 through March 14, 2013 (“the Class”). Excluded from the Class are Indivior Inc. (formerly known as Reckitt Benckiser Pharmaceuticals, Inc.), its officers, directors, management, employees, subsidiaries, and affiliates, and all federal governmental entities.

2.Reasonable Best Efforts to Effectuate This Settlement. Counsel for the

undersigned agree to recommend approval of this Settlement by the Court and to undertake their best efforts, including all steps and efforts contemplated by this Settlement Agreement and any other steps and efforts that may be necessary or appropriate, by order of the Court or otherwise, to secure approval and to carry out the terms of this Settlement. This includes Defendant serving notice on those entities required to receive notice pursuant to 28 U.S.C. § 1715 within 10 days from the filing of this Settlement Agreement.
3.Motion for Preliminary Approval. Promptly following the execution of this Settlement Agreement by all parties hereto, Plaintiffs shall file with the Court a motion for preliminary approval of the Settlement. The motion for preliminary approval shall request the entry of a preliminary approval order substantially in the form of Exhibit A hereto (the
“Preliminary Approval Order”), including: (i) the preliminary approval of the Settlement set forth in this Settlement Agreement as fair, reasonable, and adequate, and in the best interests of the Direct Purchaser Class; (ii) approval of the notice and proposed notice plan; (iii) a schedule for a hearing by the Court after the notice period has expired to approve the Settlement and to consider Direct Purchaser Class Counsel’s applications for attorneys’ fees, reimbursement of costs and expenses, and incentive awards as set forth in this Settlement Agreement; (iv) a stay of all proceedings in the Direct Purchaser Class Action against Defendant until such time as the Court renders a final decision regarding the approval of the Settlement as described below in paragraph 15; and (v) approval of an escrow agreement regarding the Settlement consideration described below in paragraph 7. After the Court preliminarily approves the Settlement, Plaintiffs shall, in accordance with the Preliminary Approval Order, provide Direct Purchaser Class members with notice of the Settlement pursuant to Rule 23 of the Federal Rules of Civil Procedure substantially in the form attached hereto as Exhibit B. Plaintiffs’ Counsel will recommend notice to the Class by means of direct first class mail.

4.No Second Opt-Out Period. In the Motion seeking preliminary approval,

Plaintiffs will recommend to the Court that a second, discretionary opt-out period pursuant to Rule 23(e)(4) is unnecessary, and the Preliminary Approval Order attached as Exhibit A will not include an opt-out period.
5.Motion for Final Approval and Entry of Final Judgment. If the Court preliminarily approves the Settlement, Plaintiffs shall submit a motion for final approval of this Settlement by the Court, after appropriate notice to the Direct Purchaser Class, and shall seek entry of a Final Judgment and Order substantially in the form attached hereto as Exhibit C, with any additional findings of fact and conclusions of law (the “Final Judgment and Order”):

a.finding this Settlement Agreement and its terms to be a fair, reasonable, and adequate settlement as to Plaintiffs and the members of the Direct Purchaser Class within the meaning of Rule 23 of the Federal Rules of Civil Procedure and directing its consummation pursuant to its terms;

b.finding that all members of the Class shall be bound by this Settlement Agreement, including the release provisions and covenant not to sue set forth herein;

c.finding that notice given constitutes due, adequate, and sufficient notice and meets the requirements of due process and the Federal Rules of Civil Procedure;

d.providing for payment of reasonable attorneys’ fees and reimbursement of the costs and expenses from the Settlement Fund (as defined below);

e.providing for payment, solely from the Settlement Fund, of incentive awards to the named Plaintiffs in addition to whatever monies they will receive from the Settlement Fund pursuant to a Court-approved plan of allocation;

f.directing that the Direct Purchaser Class Action be dismissed with prejudice and, except as provided for herein, without costs;

g.reserving exclusive jurisdiction over the Settlement and this Settlement Agreement, the administration and consummation of this Settlement,the award of attorneys’ fees and reimbursement of costs and expenses, and the payment of incentive awards to each of the named Plaintiffs, if allowed by the Court;

h.incorporating the release set forth in Paragraph 13 of this Settlement Agreement, and forever barring the Releasors (as defined in paragraph 13 herein) from asserting any Released Claims (as defined in paragraph 13 herein) against Defendant; and

i.directing that the judgment of dismissal of all Direct Purchaser Class claims against Defendant shall be final and appealable.

6.Finality of Settlement. This Settlement Agreement shall become final upon the occurrence of the following:
a.it is approved by the Court as required by Rule 23(e) of the Federal Rules of Civil Procedure;

b.entry, as provided for in paragraph 5 herein, is made of the Final Judgment and Order of dismissal with prejudice against the Plaintiffs and the members of the Direct Purchaser Class; and

c.if a class member objected, the time for appeal from the Court’s approval of this Settlement and entry of the Final Judgment and Order has expired or, if appealed, either such appeal shall have been dismissed prior to resolution by the Court or approval of this Settlement and the Final Judgment and Order has been affirmed in its entirety by the court of last resort to which such appeal has been taken and such affirmance has become no longer subject to further appeal or review.

1.Settlement Fund.

(a)Subject to the terms and conditions of this Settlement Agreement and the Escrow Agreement (as defined below), within fifteen (15) business days after entry by the Court of the Preliminary Approval Order with no material change, provided that Indivior has been in receipt from Plaintiffs’ Counsel of wiring instructions for at least three (3) business days as set forth in the Escrow Agreement, Defendant shall deposit the Settlement Fund Amount (as defined below) into an escrow account (the “Escrow Account”) held and administered by First State Trust Company (the “Escrow Agent”). Subject to Paragraph 3, the Settlement Fund Amount shall be Three Hundred Eighty-Five Million Dollars and no/100 in cash ($385,000,000.00). The Settlement Fund Amount deposited by Defendant into the Escrow Account and any accrued interest after deposit shall become part of and shall be referred to as the “Settlement Fund.” Once the settlement becomes final pursuant to Paragraph 6, Defendant and the Released Parties shall have no further monetary obligations of any kind to the Plaintiffs, Direct Purchaser Class, or Plaintiffs’ Counsel under the terms and conditions of the Settlement Agreement other than the
Settlement Fund Amount. Defendant and the Released Parties shall have no responsibility for, and have no liability with respect to, the investment decisions or the actions of the Escrow Agent.
(b)The Escrow Account shall be established and administered pursuant to the Escrow Agreement attached hereto as Exhibit D (the “Escrow Agreement”). It is intended that the Escrow Account be treated as a “qualified settlement fund” for federal income tax purposes pursuant to Treas. Reg. § 1.468B-1 and that any taxes due as a result of income earned by the Settlement Fund will be paid from the Settlement Fund. Except as otherwise expressly permitted by paragraph 3(d)(4) of the Escrow Agreement, the Escrow Agent shall disburse funds from the Escrow Account only pursuant to and consistent with the express terms of this Settlement Agreement, the Preliminary Approval Order, the Final Judgment and Order, the Escrow Agreement, and as expressly authorized by any other applicable order of the Court. Interest earned by the Settlement Fund shall become part of the Settlement Fund, less any taxes imposed on such interest. Defendant and the Released Parties shall have no responsibility for, and have no liability with respect to, the filing or payment of any taxes, interest, penalties, costs, allocations, distributions, or expenses connected to the Settlement Fund.
(c)The Settlement Fund shall be available for distributions to Plaintiffs and members of the Direct Purchaser Class only upon the Settlement becoming final pursuant to paragraph 6 of this Settlement Agreement, subject to deductions for payments of: (1) reasonable attorneys’ fees, costs and expenses approved by the Court (and any interest awarded thereon); (2) any Court- approved incentive awards to the named Plaintiffs in this Direct Purchaser Class Action; (3) taxes payable on the Settlement Fund; and (4) any and all administrative and notice expenses associated with this litigation or the Settlement. The total consideration that Defendant will pay for this Settlement shall be the Settlement Fund Amount only. No portion of the Settlement consideration shall constitute, or shall be construed as constituting, a payment in lieu of treble damages, fines, penalties, punitive damages or forfeitures.
7.No Injunctive Relief. This Settlement does not include any provision for injunctive relief.
8.Full Satisfaction; Limitation of Interest and Liability. Plaintiffs and members of the Direct Purchaser Class shall look solely to the Settlement Fund for settlement and satisfaction against Defendant of any and all Released Claims as defined in paragraph 13 herein, including any costs, fees or expenses of any of the Settling Plaintiffs or their attorneys, experts, advisors, agents and representatives, including with respect to the negotiation, execution and performance of their obligations under this Settlement Agreement. In the event that the Settlement becomes final pursuant to paragraph 6 herein, the Settlement Fund will fully satisfy any and all Released Claims as defined in paragraph 13 herein. Except as provided by order of the Court, no Plaintiff or Direct Purchaser Class member shall have any interest in the Settlement Fund or any portion thereof. Defendant and the Released Parties shall have no responsibility for, and no liability with respect to, disbursements from the Settlement Fund pursuant to any Court-
approved plan of allocation.

9.Reimbursement of Costs and Expenses. Plaintiffs and their counsel will be reimbursed and indemnified solely out of the Settlement Fund for all costs, fees, and expenses including, but not limited to, the costs of notice of this Settlement to Direct Purchaser Class members, administration of the Settlement Fund, escrow administration, and taxes. Defendant and the Released Parties shall have no responsibility for, and no liability with respect to, any costs, fees or expenses of any of Plaintiffs’ respective attorneys, experts, advisors, agents and representatives, or for any costs, fees or expenses for notice, administration or other costs of implementing this Settlement. All such costs, fees and expenses as approved by the Court shall be paid out of the Settlement Fund.
10.Disbursement of the Settlement Fund. If this Settlement Agreement becomes final pursuant to the provisions of paragraph 6 herein, the Settlement Fund shall be distributed to Direct Purchaser Class members. Prior to the Settlement becoming final pursuant to the provisions of paragraph 6, disbursements for the costs and expenses of the notice to the Direct Purchaser Class and for administration of the Settlement Fund, up to One Hundred Thousand Dollars ($100,000.00), may be made from the Settlement Fund without approval from Defendant or the Court. Additional expenditures beyond that prior to the Settlement becoming final pursuant to the provisions of paragraph 6, if any, are subject to Defendant’s consent, which shall not be unreasonably withheld. Defendant shall have no liability or responsibility with respect to disbursements from or administration of the Settlement Fund. To the extent that there is any ambiguity or inconsistency concerning disbursements when this Settlement Agreement and the Escrow Agreement are read together, the terms of this Settlement Agreement shall control.
11.Attorneys’ Fees and Incentive Awards to the Named Plaintiffs. Class counsel intend to seek, solely from the Settlement Fund, attorneys’ fees from the Settlement Fund plus the reimbursement of reasonable costs and expenses incurred in the prosecution of the Direct Purchaser Class Action against Defendant plus interest thereon, and an incentive award for each of BDC, RDC, and Meijer. Any attorneys’ fees, expenses, costs and incentive awards approved by the Court shall be payable solely out of the Settlement Fund, and Plaintiffs, members of the Direct Purchaser Class, and their respective counsel shall not seek payment of any attorneys’ fees, expenses, costs or incentive awards from any source other than the Settlement Fund. The Released Parties (as defined in paragraph 13 herein) shall have no responsibility for, and no liability whatsoever with respect to, any payment or disbursement of attorneys’ fees, expenses, costs or incentive awards, any allocation of attorneys’ fees, expenses, costs or incentive awards among Class counsel and/or Plaintiffs, or with respect to any allocation of attorneys’ fees, expenses, costs or incentive awards to any other person or entity who may assert any claim thereto.
12.Release and Covenant Not to Sue.    (a) Upon this Settlement Agreement becoming final in accordance with paragraph 6 hereof, and in consideration for the Settlement Fund described in this Settlement Agreement, Plaintiffs and the Direct Purchaser Class (on behalf of themselves and their respective past, present, or future officers, directors, insurers, general or limited partners, divisions, stockholders, agents, attorneys, employees, legal representatives, trustees, parents, associates, affiliates, joint ventures, subsidiaries, heirs, executors, administrators, predecessors, successors, and assigns, acting in their capacity as such) shall unconditionally, fully and finally release and forever discharge Defendant, any past, present, and future parents, subsidiaries, divisions, affiliates, joint ventures, stockholders, officers, directors, management, supervisory boards, insurers, general or limited partners, employees, agents, trustees, associates, attorneys and any of their legal representatives, or any other representatives thereof (and the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing) (the “Released Parties”) from the Direct Purchaser Class Action, including from any and all manner of claims, rights, debts, obligations, demands, actions, suits, causes of action, damages whenever incurred, liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, including costs, expenses, penalties and attorneys’ fees, accrued in whole or in part, in law or equity, that Plaintiffs or any member or members of the Direct Purchaser Class (including any of their past, present, or future officers, directors, insurers, general or limited partners, divisions, stockholders, agents, attorneys, employees, legal representatives, trustees, parents, associates, affiliates, joint ventures, subsidiaries, heirs, executors, administrators, predecessors, successors, and assigns, acting in their capacity as such) (the “Releasors”), whether or not they object to the Settlement, ever had, now has, or hereafter can, shall or may have, indirectly, directly, representatively, derivatively or in any other capacity, arising out of or relating in any way to any claim under federal or state laws that was alleged or could have been alleged in the Direct Purchaser Class Action relating to buprenorphine-naloxone combination products purchased through the date of the Settlement Agreement (the “Released Claims”).
Releasors will be forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any action or other proceeding in any forum whatsoever, including any court of law or equity, arbitration tribunal, or administrative forum, asserting the Released Claims against the Released Parties. Upon entry of the Final Judgment and Order, and in consideration of the promises set forth in this Settlement Agreement, including payment of the Settlement Fund, the Plaintiffs and Direct Purchaser Class shall dismiss the Action with prejudice as to Defendant.
(b) In addition, Plaintiffs on behalf of themselves and all other Releasors, hereby expressly waive, release and forever discharge, upon the Settlement becoming final, any and all provisions, rights and benefits conferred by §1542 of the California Civil Code, which reads:
Section 1542. General Release; extent. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor;
or by any law of any state or territory of the United States or other jurisdiction, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code.
Plaintiffs and members of the Direct Purchaser Class may hereafter discover facts other than or different from those which he, she or it knows or believes to be true with respect to the claims which are the subject matter of this paragraph 13, but each Plaintiff and member of the Direct

Purchaser Class hereby expressly waives and fully, finally and forever settles, releases and discharges, upon this Settlement becoming final, any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent claim that would otherwise fall within the definition of Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Each Plaintiff and member of the Direct Purchaser Class also hereby expressly waives and fully, finally and forever settles, releases and discharges any and all claims it may have against any Released Party under § 17200, et seq., of the California Business and Professions Code or any similar comparable or equivalent provision of the law of any other state or territory of the United States or other jurisdiction, which claims are expressly incorporated into the definition of Released Claims.
13.Reservation of Claims. This settlement is not intended to, and does not, release claims arising in the ordinary course of business between Defendant and members of the Direct
Purchaser Class that are unrelated to the allegations in the Direct Purchaser Class Action, such as claims under Article 2 of the Uniform Commercial Code (pertaining to Sales), the laws of negligence or product liability or implied warranty, breach of contract, breach of express warranty, or personal injury.
14.Stay of Proceedings. Pending Court approval of the Settlement embodied in this Settlement Agreement, the parties agree to stay any and all proceedings against Defendant in the Direct Purchaser Class Action other than those incident to the settlement process, and agree to extensions of time with respect to any court filings necessary to effectuate such stays.
15.Effect of Disapproval. If the Court declines to finally approve this Settlement, or if the Court does not enter the Final Judgment and Order in substantially the form provided for in paragraph 5, or if the Court enters the Final Judgment and Order and appellate review is sought, and on such review, the Final Judgment and Order is set aside or is affirmed with material modification, then this Settlement Agreement and the Settlement shall be terminated upon the election of any Defendant or Plaintiffs’ Counsel by providing written notice to the parties designated to receive such notice hereunder in accordance with paragraph 23 hereof and the Escrow Agent within ten (10) business days following the occurrence of any such event. An Order by the Court awarding attorneys’ fees, costs, expenses, and/or incentive awards from the Settlement Fund in any amount lower than requested by Plaintiffs’ counsel pursuant to this Settlement Agreement (including paragraph 12) shall not be deemed a modification of all or a part of the terms of this Settlement Agreement or the Final Judgment and Order and shall not give rise to any right of termination. A modification or reversal on appeal of any amount of
Plaintiffs’ counsel’s fees, costs and expenses awarded by the Court from the Settlement Fund, or the amount of incentive awards from the Settlement Fund to Plaintiffs in the Class Action, shall not be deemed a modification of all or a part of the terms of this Settlement Agreement or the Final Judgment and Order and shall not give rise to any right of termination.
16.Termination. In the event that the Settlement is terminated, then (a) this Settlement Agreement shall be of no force or effect, (b) the Parties will be returned to the status quo that existed immediately prior to the date of execution of this Settlement Agreement; (c) any amount of the Settlement Fund attributable to this Settlement, including any and all interest earned thereon, but less fifty percent (50%) of the costs expended for notice of the Settlement, settlement administration, escrow administration, and taxes paid on the Settlement Fund shall be paid to Defendant within fourteen (14) days of the Escrow Agent receiving notice of termination as provided for in paragraph 16 hereof, and (d) any release pursuant to paragraph 13 above shall be of no force or effect.

17.Preservation of Rights. The parties hereto agree that this Settlement Agreement, whether or not it shall become final, and any and all negotiations, documents and discussions associated with it shall be without prejudice to the rights of any party (except to the extent provided herein); shall not be deemed or construed to be an admission or evidence of any violation of any statute or law, of any liability or wrongdoing by Defendant, or of the truth of any of the claims or allegations contained in the complaint or any other pleading or document; and evidence thereof shall not be discoverable, admissible, or otherwise used directly or indirectly, in any way (except in accordance with the terms of this Settlement; and that the provisions of this Settlement Agreement can be used by the parties to enforce the provisions of the Settlement Agreement), whether in the Direct Purchaser Class Action or in any other action or proceeding. The parties expressly reserve all of their rights if the Settlement does not become final in accordance with the terms of this Settlement Agreement. Upon the Settlement becoming final, nothing in this paragraph shall prevent Defendant from asserting any release or using this Settlement Agreement to offset any liability to any other parties.
18.Resumption of Litigation. The parties agree that in the event that the Settlement Agreement is not approved by the Court or the Settlement does not become final pursuant to paragraph 6, litigation of the Direct Purchaser Class Action against Defendant will resume in a reasonable manner to be approved by the Court upon joint application by the parties hereto.
19.Confidentiality. The fact of settlement of the Direct Purchaser Class Action and the terms of this Settlement Agreement, shall remain confidential until Plaintiffs move for preliminary approval of the Settlement, unless Defendant and Plaintiffs’ Counsel agree otherwise. However, Defendant shall be entitled to make such disclosures of the Settlement Agreement as it, in its sole discretion, determine are appropriate under the law, rule, securities listing requirement, or regulation, along with such disclosures Defendant, in its sole discretion, determines are appropriate to its auditors, legal counsel, and tax advisors.
20.Binding Effect. This Settlement Agreement shall be binding upon, and inure to the benefit of, the parties hereto, the Released Parties, the Releasors, and the successors and assigns of each of them. Without limiting the generality of the foregoing, each and every covenant and agreement herein by the Plaintiffs and their counsel shall be binding upon Plaintiffs and all members of the Direct Purchaser Class and the Releasors and their respective successors and assigns.
21.Names of Parties. The undersigned counsel for Plaintiffs warrant that all of their clients in the Direct Purchaser Class Action are parties to this Settlement Agreement even if one or more of them is mistakenly identified in this Settlement Agreement by an incorrect name (for example, if “Burlington Drug Company” were actually “Burlington Drug Company, Inc.”).
22.Notice. Any and all notices, requests, consents, directives, or communications by any party intended for any other party shall be in writing and shall, unless expressly provided otherwise herein, be given personally, or by express courier, or by electronic transmission (such as e-mail) followed by postage prepaid mail, to the following persons, and shall be addressed as follows:
To Plaintiffs and the Direct Purchaser Class:

Bruce E. Gerstein, Esq. Kimberly Hennings, Esq. Garwin Gerstein & Fisher LLP 88 Pine Street, 28th Floor New York, NY 10005
Tel.: 212-398-0055
bgerstein@garwingerstein.com khennings@garwingerstein.com

Co-Lead Counsel for the Direct Purchaser Class Plaintiffs

To Defendant:

Justin Bernick

Hogan Lovells US LLP 555 13th St NW
Washington, DC 20004 justin.bernick@hoganlovells.com

and

Indivior Inc.
Attn: Chief Legal Officer
10710 Midlothian Tpke Suite 125 North Chesterfield, VA 23235 legal@indivior.com

Counsel for Defendant

Any of the parties may, from time to time, change the address to which such notices, requests, consents, directives, or communications are to be delivered, by giving the other parties prior written notice of the changed address, in the manner hereinabove provided, ten (10)
calendar days before the change is effective.

23.Integrated Agreement. This Settlement Agreement (including the exhibits hereto) contains an entire, complete, and integrated statement of each and every term and provision agreed to, by and among the parties. This Settlement Agreement shall not be modified in any respect except by a writing executed by all the parties hereto.
24.Headings. The headings used in this Settlement Agreement are intended for the convenience of the reader only and shall not affect the meaning or interpretation of this Settlement Agreement.
25.No Party is the Drafter. None of the parties hereto shall be considered to be the drafter of this Settlement Agreement or any provision hereof for the purpose of any statute, case law or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof.

26.Choice of Law. All terms of this Settlement Agreement shall be governed by and interpreted according to the substantive laws of the Commonwealth of Pennsylvania without regard to its choice of law or conflict of laws principles.
27.Consent to Jurisdiction. Defendant, Plaintiffs, and each member of the Direct Purchaser Class hereby irrevocably submit to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, for any suit, action, proceeding or dispute arising out of or relating to this Settlement Agreement or the applicability of this Settlement Agreement. Nothing in this paragraph shall prohibit (a) the assertion in any forum in which a claim is brought that any release herein is a defense, in whole or in part, to such claim or (b) in the event that such a defense is asserted in such forum, the determination of its merits in that forum.
28.No Admission of Liability. Nothing in this Settlement Agreement, nor in any document related to this Settlement Agreement, nor anything contained herein or therein or contemplated hereby or thereby, nor any proceedings undertaken in accordance with the terms set forth in the Settlement Agreement, shall be construed as an admission in any action or proceeding of any kind whatsoever, civil, criminal or otherwise, before any court, administrative agency, regulatory body or any other body or authority, present or future, by Defendant including, without limitation, that Defendant has engaged in any conduct or practices that violate any antitrust statute or other law. This Settlement Agreement shall not be admissible for any purpose except in an action to enforce its terms or as otherwise provided in paragraphs 18 and 28 hereof.
29.Representations and Warranties. Each party hereto represents and warrants to each other party hereto that it has the requisite authority (or in the case of natural persons, the legal capacity) to execute, deliver, and perform this Settlement Agreement and to consummate the transactions contemplated hereby.
30.Knowledge and Understanding of the Settlement Agreement’s Terms. Each of the Plaintiffs and Defendant warrants that it has read this Settlement Agreement, has had the opportunity to consult counsel about this Settlement Agreement, understands the Settlement Agreement’s terms, and freely and knowingly enters into this Settlement Agreement.
31.Execution in Counterparts. This Settlement Agreement may be executed in counterparts. Signatures transmitted by facsimile or other electronic means shall be considered as valid signatures as of the date hereof, although the original signature pages shall thereafter be appended to this Settlement Agreement and filed with the Court.
[The remainder of this page is left intentionally blank]

IN WITNESS WHEREOF, the parties hereto through their fully authorized representatives have agreed to this Settlement Agreement as of October 22, 2023.

By: /s/ Bruce E. Gerstein_______              By:    /s/ Peter Kohn___________

Bruce E. Gerstein
Garwin Gerstein & Fisher LLP 88 Pine Street, 28th Floor
New York, NY 10005
(212) 398-0055
bgerstein@garwingerstein.com

Co-Lead Counsel for the Direct Purchaser Class

By:__/s/ Thomas M. Sobol_______
Thomas M. Sobol
Hagens Berman Sobol Shapiro LLP 1 Faneuil Hall Sq., 5th Fl.
Boston, MA 02109
(617) 482-3770
tom@hbsslaw.com

Co-Lead Counsel for the Direct Purchaser Class

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Peter Kohn
Faruqi & Faruqi LLP
One Penn Center, Suite 1550 1617 John F. Kennedy Blvd Philadelphia, PA
(215) 277-5770
pkohn@faruqilaw.com

Co-Lead Counsel for the Direct Purchaser Class

By:______________________
Ryan Preblick
Chief Financial Officer
10710 Midlothian Tpke
Suite 125
North Chesterfield, VA 23235

Indivior, Inc.

IN WITNESS WHEREOF, the parties hereto through their fully authorized representatives have agreed to this Settlement Agreement as of October 22, 2023. By:         By:
Bruce E. Gerstein    Peter Kohn
Garwin Gerstein & Fisher LLP    Faruqi & Faruqi LLP
88 Pine Street, 28th Floor    One Penn Center, Suite 1550
New York, NY 10005    1617 John F. Kennedy Blvd
(212) 398-0055    Philadelphia, PA
bgerstein@garwingerstein.com    (215) 277-5770 pkohn@faruqilaw.com
Co-Lead Counsel for the Direct
Purchaser Class    Co-Lead Counsel for the Direct Purchaser Class

By:        By: _/s/ Ryan Preblick_________

Thomas M. Sobol    Ryan Preblick
Hagens Berman Sobol Shapiro LLP    Chief Financial Officer
1 Faneuil Hall Sq., 5th Fl.    10710 Midlothian Tpke
Boston, MA 02109    Suite 125
(617) 482-3770    North Chesterfield, VA 23235 tom@hbsslaw.com
Indivior Inc.
Co-Lead Counsel for the Direct Purchaser Class

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EXHIBIT A

THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

IN RE SUBOXONE (BUPRENORPHINE HYDROCHLORIDE AND NALOXONE) ANTITRUST LITIGATION THIS DOCUMENT RELATES TO: All Direct Purchaser Class Actions	MDL No. 2445 Master File No. 2:13-MD-2445-MSG
[PROPOSED] ORDER GRANTING DIRECT PURCHASER CLASS PLAINTIFFS’ MOTION FOR PRELIMINARY APPROVAL OF PROPOSED SETTLEMENT, APPROVAL OF THE FORM AND MANNER OF NOTICE TO THE CLASS AND PROPOSED SCHEDULE FOR A FAIRNESS HEARING
Upon review and consideration of Direct Purchaser Class Plaintiffs’ Motion for Preliminary Approval of Proposed Settlement, Approval of the Form and Manner of Notice to the Class, and Proposed Schedule for a Fairness Hearing, the exhibits thereto, and any hearing thereon, IT IS HEREBY ORDERED, ADJUDGED AND DECREED that said motion is GRANTED as follows:
Jurisdiction

1.This Order hereby incorporates by reference the definitions in the Settlement Agreement among Defendant, Plaintiffs, and the Class1, and all capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Settlement Agreement.
1 The Class is defined in Paragraph 1 of the Settlement Agreement as:

All persons or entities in the United States and its territories who purchased branded Suboxone tablets directly from Reckitt Benckiser Pharmaceuticals, Inc. (now known as Indivior, Inc.) at any time during the period January 1, 2012 through March 14, 2013 (“the Class”). Excluded from the Class are Indivior Inc. (formerly known as Reckitt Benckiser Pharmaceuticals, Inc.), its officers, directors, management, employees, subsidiaries, and affiliates, and all federal governmental entities.

Nothing in this Order is intended to modify the terms of the Settlement Agreement. This Court has jurisdiction over each of the named plaintiffs, Burlington Drug Company, Inc. (“BDC”), Rochester Drug Co-Operative, Inc. (“RDC”), and Meijer, Inc. and Meijer Distribution, Inc.
(collectively “Meijer”) (collectively, with the Class, “Plaintiffs”); and Indivior Inc., f/k/a Reckitt Benckiser Pharmaceuticals, Inc. (“Indivior” or “Defendant”), and jurisdiction over the litigation to which Plaintiffs and Defendant are parties.
Preliminary Approval of the Proposed Settlement

2.A court may finally approve a class action settlement “only after a hearing and only on finding that it is fair, reasonable, and adequate” after considering a variety of factors. Fed. R. Civ. P. 23(e)(2). However, in evaluating a settlement for preliminary approval, the Court is required to consider whether the proposed settlement will ultimately achieve final approval pursuant to the Rule 23(e)(2) factors. See, e.g., In re Suboxone (Buprenorphine & Naloxone) Antitrust Litig., No. 13-md-2445, ECF No. 932 (Aug. 21, 2023 Order)(Goldberg, J.) at ¶ 10 “A court’s determination to preliminary approve a proposed class settlement is a determination that there are no obvious deficiencies and the settlement falls within the range of reason.” Checchia
v. Bank of Am., N.A., 2023 U.S. Dist. LEXIS 26261, at *5 (E.D. Pa. Feb. 16, 2023) (internal quotation omitted).
3.For the reasons outlined in Plaintiffs’ Motion for Preliminary Approval, all factors weigh in favor of preliminarily approving the settlement. The Court finds that the proposed settlement — which includes one (1) total cash payment of $385,000,000 by Defendant into an escrow account for the benefit of the Class (the “Settlement Fund”) in exchange for, inter alia, dismissal of the litigation between Plaintiffs and Defendant with prejudice and releases of certain claims, as set forth in the Settlement Agreement, was arrived at by arm’s-length negotiations by highly experienced counsel, after extensive mediation, more than a decade of litigation, and as a jury trial was imminent — falls within a reasonable range. The proposed settlement is therefore hereby preliminarily approved, subject to further consideration at the Fairness Hearing provided for below.
Approval of the Plan of Notice to the Class and Plan of Allocation

4.Members of the Class have previously been given notice of the pendency of the litigation and the opportunity to exclude themselves from the Class. See ECF No. 683 (Jan. 21, 2021 Order). No Class Members requested exclusion. See ECF No. 736-1 (Apr. 28, 2021 Declaration of Tina Chiango Regarding Notice to the Direct Purchaser Class) at ¶ 2.
5.The proposed form of Notice to Class Members of the proposed Settlement (annexed as Exhibit B to the Settlement Agreement) satisfies the requirements of Rule 23(e) and due process, is otherwise fair and reasonable, and therefore is approved. Plaintiffs’ Counsel shall cause the Notice substantially in the form attached to the Settlement Agreement to be disseminated within twenty-one (21) days of this Order via first-class mail to the last known address of each member of the Class, which is the best notice practicable under the circumstances and complies in all respects with the requirements of Fed. R. Civ. P. 23(c)(2) and due process.
6.The Court finds that because the prior notice of class certification, also disseminated by first class mail to all members of the Class on February 22, 2021 satisfied the requirements of Fed. R. Civ. P. 23(c)(2)(B) and due process, and because the prior notice of class certification provided an opt-out period that closed on April 9, 2021, there is no need for an additional opt-out period pursuant to Fed. R. Civ. P. 23(e)(4).
7.Pursuant to the Class Action Fairness Act of 2005 (“CAFA”), Defendant shall serve notices as required no later than 10 days from the filing of the Settlement Agreement.
8.Members of the Class may object to the Settlement no later than (45 days from the dissemination of the Notice to Class Members). Plaintiffs’ Counsel shall monitor and record any and all objections that are received.
9.The Court previously appointed RG/2 Claims Administration LLC (“RG/2”) to serve as the Notice Administrator (see ECF No. 683) and now reappoints RG/2 to serve as claims administrator to assist Plaintiffs’ Counsel in disseminating the Notice and to process claims. All expenses incurred by the claims administrator must be reasonable, are subject to Court approval, and shall be payable solely from the Settlement Fund, as outlined by the Settlement Agreement.
10.The proposed Plan of Allocation satisfies the requirements of Rule 23(e), is otherwise fair and reasonable, and is therefore preliminarily approved, subject to further consideration at the Final Fairness Hearing.
11.The Court appoints First State Trust Company as Escrow Agent for the purpose of administering the escrow account holding the Settlement Fund. All expenses incurred by the Escrow Agent must be reasonable, are subject to Court approval, and shall be payable solely from the Settlement Fund, as outlined by the Settlement Agreement. A copy of the Escrow Agreement executed by First State Trust Company and counsel is annexed as Exhibit D to the Settlement Agreement.
12.The Court approves the establishment of the Settlement Fund under the

Settlement Agreement as a qualified settlement fund (“QSF”) pursuant to Internal Revenue Code Section 468B and the Treasury Regulations promulgated thereunder, and retains continuing jurisdiction as to any issue that may arise in connection with the formation and/or administration of the QSF. Plaintiffs’ Counsel are, in accordance with the Settlement Agreement, authorized to expend funds from the QSF for the payment of the costs of notice, payment of taxes, and settlement administration costs.

Final Fairness Hearing

13.A hearing on final approval (the “Fairness Hearing”) shall be held before this Court at         on     , 2024 in Courtroom     of the United States District Court for the Eastern District of Pennsylvania, James A. Byrne U.S. Courthouse, 601 Market Street, Philadelphia, Pennsylvania, 19106.
14.At the Fairness Hearing, the Court will consider, inter alia: (a) the fairness, reasonableness and adequacy of the Settlement and whether the Settlement should be finally approved; (b) whether the Court should approve the proposed plan of distribution of the Settlement Fund among Class members; (c) whether the Court should approve awards of attorneys’ fees and reimbursement of expenses to Direct Purchaser Class Counsel; (d) whether service awards should be awarded to the named Plaintiffs; and (e) whether entry of a Final Judgment and Order terminating the litigation between Plaintiffs and Defendant should be entered. The Fairness Hearing may be rescheduled or continued; in that event, the Court will furnish all counsel with appropriate notice. Plaintiffs’ Counsel shall be responsible for communicating any such notice promptly to the Class by posting a conspicuous notice on the respective websites of Plaintiffs’ Counsel: www.garwingerstein.com; www.faruqilaw.com; and www.hbsslaw.com.
15.Class members who wish to object with respect to the proposed Settlement must first file an Objection and, if intending to appear, a Notice of Intention to Appear, along with a
Summary Statement outlining the position(s) to be asserted and the grounds therefor together with copies of any supporting papers or briefs. Class members who are objecting must also send a copy of their objection via first class mail, postage prepaid, to the Clerk of the United States District Court for the Eastern District of Pennsylvania, James A. Byrne U.S. Courthouse, 601 Market Street, Philadelphia, Pennsylvania, 19106 with copies to the following counsel:
On behalf of Plaintiffs:

Bruce E. Gerstein, Esq. Garwin Gerstein & Fisher LLP 88 Pine St., 28th Floor
New York, New York 10005 Tel: 212-398-0055
bgerstein@garwingerstein.com
Peter Kohn
Faruqi & Faruqi LLP
One Penn Center, Suite 1550 1617 JFK Boulevard
Philadelphia, PA 19103
Tel: 215-277-5770
pkohn@faruqilaw.com

Thomas S. Sobol
Hagens Berman Sobol & Shapiro LLP One Faneuil Hall, 5th Floor
Boston, MA 02109
Tel: 617-482-3700
tom@hbsslaw.com
On behalf of Defendant:
Justin Bernick
Hogan Lovells US LLP 555 13th St NW
Washington, DC 20004 justin.bernick@hoganlovells.com
16.To be valid, any such Objection and/or Notice of Intention to Appear and Summary statement must be filed no later than     (45 days from the date of mailing of notice to the Class). Except as herein provided, no person or entity shall be entitled to contest the terms of the proposed Settlement. All persons and entities who fail to file an Objection as provided above shall be deemed to have waived any such objections by appeal, collateral attack or otherwise. No persons or entities who, despite filing a timely Objection, fail to file a timely Notice of Intention to Appear and Summary Statement will be heard at the Fairness Hearing.
17.All briefs and materials in support of the final approval of the settlement and the entry of Final Judgment proposed by the parties to the Settlement Agreement shall be filed with the Court by         (21 days after the expiration of the deadline for Class members to object to the Settlement and/or attorney’s fees, expenses and service awards for the named plaintiffs).
18.All briefs and materials in support of the application for an award of attorneys’ fees and reimbursement of expenses, and service awards for the named Plaintiffs, shall be filed with the Court by     (14 days prior to the expiration of the deadline for Class members to object to the Settlement and/or attorney’s fees, expenses and service awards for the named Plaintiffs).
19.All proceedings in the action between Plaintiffs and Defendant are hereby stayed until such time as the Court renders a final decision regarding the approval of the Settlement and, if the Court approves the Settlement, enters Final Judgment and dismisses such actions with prejudice.
20.Neither this Order, nor the Settlement Agreement, nor any other Settlement- related document, nor anything contained herein or therein or contemplated hereby or thereby, nor any proceedings undertaken in accordance with the terms set forth in the Settlement Agreement or herein or in any other Settlement-related document, shall constitute, be construed as or be deemed to be evidence of or an admission or concession by Defendant as to the validity of any claim that has been asserted by Plaintiffs against Defendant or as to any liability by Defendant as to any matter set forth in this Order.
SO ORDERED this     day of     , 2023

The Honorable Mitchell S. Goldberg United States District Judge

EXHIBIT B

United States District Court for the Eastern District of Pennsylvania
If you purchased Suboxone® tablets directly from Reckitt Benckiser Pharmaceuticals, Inc. (now known as Indivior Inc.), your rights may be affected by the settlement of a class action lawsuit.
A federal court authorized this Notice. It is not a solicitation from a lawyer. You are not being sued.
You were previously notified in 2021 about your membership in the class of direct purchasers in this lawsuit. The purpose of this Notice is to alert you to the existence of and provide important details about a proposed settlement relating to the class action lawsuit brought by Burlington Drug Company, Inc., Meijer, Inc., Meijer Distribution, Inc., and Rochester Drug Co-Operative, Inc. (“Class Representatives” or “Direct Purchaser Class Plaintiffs”) on behalf of direct purchasers of Suboxone® tablets (buprenorphine hydrochloride/naloxone tablets) and to give you the opportunity to object to the settlement.

The proposed settlement with Defendant Indivior Inc. (formerly known as Reckitt Benckiser Pharmaceuticals, Inc.) (“Indivior” or “Defendant”) will provide for the payment of $385,000,000 (Three Hundred Eighty-Five Million Dollars and no/100) in cash to resolve the Direct Purchaser Class Plaintiffs’ claims against Indivior (the “Settlement Fund”).

YOUR LEGAL RIGHTS ARE AFFECTED WHETHER YOU ACT OR DO NOT ACT, SO PLEASE READ THIS NOTICE CAREFULLY.

The Court has scheduled a hearing to decide on final approval of the settlement, the plan for allocating the Settlement Fund to Direct Purchaser Class Members (summarized in the responses to Questions 6 and 7 below), and Class Counsel’s request for settlement administration costs, attorneys’ fees, reimbursement of Class Counsel’s out-of-pocket expenses and costs, and service awards to the Class Representatives. That hearing is scheduled for [XX/XX, 20XX] before U.S. District Court Judge Mitchell S. Goldberg in Courtroom 17-A of the United States District Court for the Eastern District of Pennsylvania, James A. Byrne U.S. Courthouse, 601 Market Street, Philadelphia, PA 19106.

The Court previously determined that the lawsuit between Direct Purchaser Class Plaintiffs and Indivior can proceed as a class action because it meets the requirements of the Federal Rule of Civil Procedure 23, which governs class actions in federal courts. The class (hereinafter, the “Direct Purchaser Class” or the “Class”) consists of the following:
All persons or entities in the United States and its territories who purchased branded Suboxone tablets directly from Reckitt Benckiser Pharmaceuticals, Inc. (now known as Indivior Inc.) at any time during the period January 1, 2012 through March 14, 2013 (the “Class”). Excluded from the Class are Indivior Inc. (formerly known as Reckitt Benckiser Pharmaceuticals, Inc.), its officers, directors, management, employees, subsidiaries, and affiliates, and all federal governmental entities.

The proposed settlement will affect the rights of all members of the Class, as defined above.

The Court in charge of this case still has to decide whether to give Final Approval to the proposed settlement with Indivior.

YOUR LEGAL RIGHTS AND OPTIONS IN THIS SETTLEMENT
IF YOU WISH TO RECOVER A SHARE OF THE SETTLEMENT FUND, PROMPTLY COMPLETE AND RETURN THE ENCLOSED CLAIM FORM
If you are a member of the Class, the enclosed Claim Form must be completed, signed and returned or postmarked by mail within 45 days, by [date 45 days from date of Claim Form], to obtain a share of the Settlement Fund.

OBJECT TO THE SETTLEMENT
If you object to any part or all of the proposed settlement, you must file an objection with the Court, along with a statement explaining the basis for your objection to the proposed settlement. You must also send a copy of your objections to the Clerk of the Court and the lawyers listed in Question 12 below.

Regardless of whether you object, the enclosed Claim Form must be completed, signed and returned or postmarked by mail by [date 45 days from date of Claim Form] in order to recover a share of the Settlement Fund.

GET MORE INFORMATION
If you would like to receive more information about the proposed settlement, you can send questions to the lawyers identified in this Notice and/or attend the hearing at which the Court will evaluate the proposed settlement.

These rights and options—and the deadlines to exercise them—are explained in this Notice.

WHAT THIS NOTICE CONTAINS

BASIC INFORMATION
You received this Notice because, according to sales records of Indivior, you may have purchased Suboxone® tablets directly from Reckitt Benckiser Pharmaceuticals, Inc. (now known as Indivior Inc.) at some point between January 1, 2012 and March 14, 2013. You previously received a Notice in 2021 about the certification of the class of direct purchasers in this case.
A federal court authorized this Notice because you have a right to know about the proposed settlement and about all of your options before the Court decides whether to grant final approval of the settlement. This Notice explains the lawsuit, the settlement, your legal rights, what benefits are available, and eligibility for those benefits. Receiving this Notice does not necessarily mean you are definitely a member of the Direct Purchaser Class. You may confirm that you are a member of the Direct Purchaser Class by reviewing the criteria set forth in Question 5 below. You may also call or write to the lawyers in this case at the telephone numbers or addresses listed in Question 9 below.
Direct Purchaser Class Plaintiffs allege that Defendant violated federal antitrust laws by delaying and impairing competition by generic bioequivalent versions of Suboxone® tablets. Specifically, Direct Purchaser Class Plaintiffs allege that Defendant coerced patients, physicians, and managed care entities away from Suboxone® tablets and over to Defendant’s new Suboxone® film product, in order to force Direct Purchaser Class Plaintiffs and members of the Class (defined below) to purchase branded Suboxone® film instead of generic bioequivalent versions of Suboxone® tablets (which Plaintiffs allege were less expensive), once they became available on the market. Direct Purchaser Class Plaintiffs also allege that Defendant delayed the market entry of generic Suboxone tablets by manipulating FDA’s Risk Evaluation and Mitigation Strategy process. Direct Purchaser Class Plaintiffs allege that they and the other members of the Class were injured because they purchased more expensive branded Suboxone® tablets and film instead of less expensive generic bioequivalent versions of Suboxone® tablets.
Defendant denies these allegations, and denies that any Class Member is entitled to damages or any other relief. Defendant also denies that any of its conduct violated any applicable law or regulation. Specifically, Defendant asserts that patients, physicians, and managed care entities were never coerced into purchasing Suboxone® film, and that members of the Class always had access to Suboxone® tablets, including generic bioequivalent versions of Suboxone® tablets. Moreover, Defendant asserts members of the Class were not injured because Suboxone® film was cheaper than generic bioequivalent versions of Suboxone® tablets. No trial has been held.

A copy of the publicly-filed, redacted, operative Direct Purchaser Class Plaintiffs’ Second Consolidated Amended Class Action Complaint and Demand for Jury Trial filed February 23, 2015 is available at https://www.garwingerstein.com, https://www.faruqilaw.com/, and https://www.hbsslaw.com/.
The class action is known as In re Suboxone (Buprenorphine Hydrochloride and Naloxone) Antitrust Litigation, MDL No. 2445, No. 13-md-02445 (E.D. Pa.). Judge Mitchell S. Goldberg of

the United States District Court for the Eastern District of Pennsylvania is overseeing this class action and the settlement.
THIS NOTICE IS NOT AN EXPRESSION OF ANY OPINION BY THE COURT AS TO THE MERITS OF DIRECT PURCHASER CLASS PLAINTIFFS’ CLAIMS AGAINST INDIVIOR OR THE DEFENSES ASSERTED BY INDIVIOR.
In a class action, one or more entities called “Class Representatives” sue on behalf of other entities with similar claims. In this case, the Class Representatives are Burlington Drug Company, Inc., Meijer, Inc., Meijer Distribution, Inc., and Rochester Drug Co-Operative, Inc.
The Class Representatives and the entities on whose behalf they have sued together constitute the “Class” or “Class Members.” They are also called the “Direct Purchaser Class Plaintiffs” or “Plaintiffs.” Their attorneys are called “Plaintiffs’ Counsel,” “Lead Counsel for the Class,” or “Class Counsel.”
The company that has been sued is called the “Defendant.” In this case, the Defendant is Indivior Inc. (formerly known as Reckitt Benckiser Pharmaceuticals, Inc.).
In a class action lawsuit such as this one, one court resolves the issues for everyone in the class, except for those Class Members who previously timely excluded themselves (i.e., “opted out”) from the class. The District Court, by memorandum and order filed on September 27, 2019, earlier determined that the lawsuit by Direct Purchaser Class Plaintiffs against the Defendant Indivior Inc. would proceed as a class action. Defendant Indivior Inc. appealed this decision to the United States Court of Appeals for the Third Circuit, and on July 28, 2020 the Court of Appeals affirmed the District Court’s determination that the lawsuit by Direct Purchaser Class Plaintiffs against the Defendant Indivior Inc. would proceed as a class action. A copy of the District Court’s class certification memorandum and order and the Third Circuit Court of Appeal’s order affirming the District Court’s order may be found at https://www.garwingerstein.com, https://www.faruqilaw.com/, and https://www.hbsslaw.com/.
Specifically, the Court previously found that:
•The number of Class Members is so numerous that joining them all into one suit would be impractical.
•Class Members share common legal or factual issues relating to the claims in this case.
•The claims of the Class Representatives are typical of the claims of the rest of the Class Members.
•The Class Representatives and the lawyers representing the Class will fairly and adequately protect the Class’s interests.

•Class-wide issues predominate over any questions affecting only individual members of the Class, and this class action is a superior method to fairly and efficiently adjudicate this controversy.
The Direct Purchaser Class Plaintiffs and Indivior were preparing to proceed to trial, but they have now agreed to a proposed settlement. By settling, both the Direct Purchaser Class Plaintiffs and Indivior avoid the risk of trial and the continued costs of litigation. The Class Representatives and Class Counsel believe that the proposed settlement is fair, adequate, reasonable, and in the best interests of the Class.

WHO IS INCLUDED IN THE CLASS AND THE SETTLEMENT
To see if you are in the Class, and if so, how you will be able to share in the Settlement Fund, you first have to decide if you are a Class Member.
You are in the Class if you are a person or entity in the United States and its territories that purchased branded Suboxone® tablets directly from Reckitt Benckiser Pharmaceuticals, Inc. (now known as Indivior Inc.) during the period January 1, 2012 through March 14, 2013 (the “Class”). Excluded from the Class are Defendant, its officers, directors, management, employees, subsidiaries, and affiliates, and all federal governmental entities.
If you are not sure whether you are included, you may call or write to the lawyers in this case at the telephone numbers or addresses listed in Question 9 below.

THE SETTLEMENT BENEFITS: WHAT YOU GET
Indivior has agreed to pay $385,000,000 in cash into an interest-bearing escrow account for the benefit of the Direct Purchaser Class.

If approved by the Court, the Settlement Fund, minus any Court-awarded fees and expenses to Class Counsel, the cost of settlement notice and administration, and service awards to the Class Representatives (the “Net Settlement Fund”), will be distributed to Direct Purchaser Class Members who return valid and timely Claim Forms. The distribution will be made on a pro rata basis, based on each Direct Purchaser Class Member’s weighted pro rata share of the total Direct Purchaser Class purchases of branded Suboxone® tablets and film. The Allocation Plan utilizes the combined totals of each Direct Purchaser Class Member’s purchases of branded Suboxone® tablets and film. The detailed Plan of Allocation is posted and can be reviewed at https://www.garwingerstein.com, https://www.faruqilaw.com/, and https://www.hbsslaw.com/.

Transactional sales data from Indivior will be used to make these calculations. Direct Purchaser Class Members will be given the opportunity to provide data or information to supplement or correct this information if they choose. Each Direct Purchaser Class Member is being sent with this Notice a Claim Form pre-populated with information about their purchases to review, sign, and return.

Class Counsel will ask for service awards for the Class Representatives of up to $100,000 each from the Settlement Fund in recognition of their efforts to date on behalf of the Class in this 10- year litigation.

In exchange for the Settlement Fund, Defendant (the “Releasee”) will be released and discharged from all antitrust and similar claims relating to branded Suboxone® tablets (“Released Claims” as defined in the Settlement Agreement). The full text of the release is included in the Settlement Agreement, available at https://www.garwingerstein.com, https://www.faruqilaw.com/, and https://www.hbsslaw.com/.

This Notice is a summary only and is not intended to, and does not, vary the terms of the actual Settlement Agreement or the Plan of Allocation.
Each Direct Purchaser Class Member’s proportionate pro rata recovery will be determined using a Court-approved Plan of Allocation. The detailed Plan of Allocation is posted and can be reviewed at https://www.garwingerstein.com, https://www.faruqilaw.com/, and https://www.hbsslaw.com/. Under the proposed Plan of Allocation, your share of the Net Settlement Fund will depend on the total amount of branded Suboxone® tablets and film that you purchased from Reckitt Benckiser Pharmaceuticals, Inc. (now known as Indivior Inc.). Generally, those who purchased more will get a higher recovery.

Your share of the Net Settlement Fund will also depend on the number of valid Claim Forms that Class Members submit. If fewer than 100% of the Class Members send in a Claim Form, you could get a larger pro rata share.

Money from the settlement will only be distributed to Class Members if the Court grants final approval of the settlement. Payment is conditioned on several items, including the Court’s approval of the settlement and such approval no longer being subject to any appeals to any court or, if there is an appeal, such appeal being final and no longer subject to any further appeal. Payments for valid claims will be made after the Court grants final approval of the settlement and any appeals are resolved.
The Settlement Agreement may be terminated if the Court does not approve the settlement or materially modifies it. If the Settlement Agreement is terminated, the lawsuit will proceed against Indivior as if such settlement had not been reached.
The enclosed Claim Form must be completed, signed and returned or postmarked by mail within 45 days, by [date 45 days from date of Claim Form], to request a pro rata share of the Net Settlement Fund. Court-approved fees and expenses for the attorneys and service awards to the Class Representatives will also be paid by the Settlement Fund. Transactional sales data from the Defendant will be used to make the pro rata share calculations. You must verify the accuracy of the information in the Claim Form that you were provided, and sign and return the form according to the directions on the form. You may provide data or information to supplement or correct this information.

Claim Forms must be completed, signed and returned or postmarked by mail (with any necessary supporting documentation if the claimant disagrees with the information contained in its Claim Form) by [date 45 days from date of Claim Form].

THE LAWYERS REPRESENTING YOU
The law firms listed below have been appointed by the Court as Lead Counsel for the Class. Lead Counsel for the Class are experienced in handling similar cases against other companies. Lead Counsel for the Class are:

Bruce E. Gerstein Garwin Gerstein & Fisher LLP 88 Pine Street, 28th Floor New York, NY 10005 Tel.: 212-398-0055 bgerstein@garwingerstein.com	Peter Kohn Faruqi & Faruqi LLP One Penn Center, Suite 1550 1617 JFK Boulevard Philadelphia, PA 19103 Tel.: 215-277-5770 pkohn@faruqilaw.com
Thomas S. Sobol Hagens Berman Sobol Shapiro LLP One Faneuil Hall Sq., 5th Floor Boston, MA 02109 Tel.: 617-482-3700 tom@hbsslaw.com
You do not need to hire your own lawyer if you are in the Class because the lawyers appointed by the Court are working on your behalf. You may hire a lawyer and enter an appearance through your lawyer at your own expense if you so desire.
If the Court gives Final Approval to the settlement, then the Court will be asked to approve reasonable fees and expenses for the lawyers who worked on the case and for reimbursement of the litigation expenses they have advanced on behalf of the Class. Class Counsel intend to seek attorneys’ fees of up to 33 1/3% of the Settlement Fund plus court-approved expenses and service awards, but including a proportionate share of any accrued interest. If the Court grants Class Counsel’s requests, fees and expenses would be deducted from the Settlement Fund. Class Members will not have to pay any attorneys’ fees or expenses out of their own pockets.

Any application by Class Counsel for an award of attorneys’ fees, reimbursement of expenses, and service awards to the Class Representatives will be filed with the Court and made available for download and/or viewing at https://www.garwingerstein.com, https://www.faruqilaw.com/, and https://www.hbsslaw.com/, as well as the offices of the Clerk of Court for the United States District Court for the Eastern District of Pennsylvania, James A. Byrne U.S. Courthouse, 601 Market Street, Philadelphia, PA 19106, during normal business hours.
OBJECTING TO THE SETTLEMENT
You can tell the Court that you do not agree with all or any part of the proposed settlement, and/or the application for attorneys’ fees, costs, and expenses, and/or service awards to the Class Representatives.
If you are a member of the Class, you can object to the settlement or any part of it if you do not like it. The Court will consider your views. To object, you must file an objection with the Court on the docket for In re Suboxone (Buprenorphine Hydrochloride and Naloxone) Antitrust Litigation, MDL No. 2445, No. 13-md-02445 (E.D. Pa.), along with a statement explaining the basis of your objection along with any supporting documentation. In addition to filing the objection, you also must send a copy of your objection by mail to the addresses below. Be sure to include your name, address, telephone number, signature, and the reasons why you object to the settlement. You must mail the objection separately to each of the following:

Counsel for Indivior	Class Counsel
Justin W. Bernick	Bruce E. Gerstein
Hogan Lovells US LLP	Garwin Gerstein & Fisher LLP
555 Thirteenth Street, NW	88 Pine Street, 28th Floor
Washington, DC 20004	New York, NY 10005
Tel.: 202-637-5485	Tel.: 212-398-0055
justin.bernick@hoganlovells.com	bgerstein@garwingerstein.com
Peter Kohn
Faruqi & Faruqi LLP
One Penn Center, Suite 1550
1617 JFK Boulevard
Philadelphia, PA 19103
Tel.: 215-277-5770
pkohn@faruqilaw.com
Thomas S. Sobol
Hagens Berman Sobol Shapiro LLP
One Faneuil Hall Sq., 5th Floor
Boston, MA 02109
Tel.: 617-482-3700
tom@hbsslaw.com
Clerk of the Court

Your objection must be filed with the Court by [XX/XX, 20XX]. Again, whether or not you object to the proposed settlement, the enclosed Claim Form must be completed, signed and returned or postmarked by mail by [date 45 days from date of Claim Form] to request a pro rata share of the Net Settlement Fund.

THE COURT’S FINAL FAIRNESS HEARING
The Court will hold a hearing to decide whether to approve the settlement. You may attend, and you may ask to speak, but you do not have to.
The Court will hold a Fairness Hearing at [XX:XX] on [XX/XX, 20XX] in Courtroom 17-A of the United States District Court for the Eastern District of Pennsylvania, James A. Byrne U.S. Courthouse, 601 Market Street, Philadelphia, PA 19106. At this hearing, the Court will consider whether the settlement is fair, reasonable, and adequate. If there are objections, the Court will consider them. After the hearing, the Court will decide whether to approve the settlement. We do not know how long this decision will take. The date and time of the hearing is subject to change. Notice of such change will be posted at https://www.garwingerstein.com, https://www.faruqilaw.com/, and https://www.hbsslaw.com/.
No, you do not have to attend the hearing. Class Counsel will answer any questions that Judge Goldberg may have. You are welcome to attend at your own expense, however.

If you send an objection, you do not have to come to Court to talk about it. So long as you file your written objection by the deadline, the Court will consider it. You may also pay your own lawyer to attend, but this is not necessary for you to receive a pro rata share of the Net Settlement Fund.
If you are a member of the Direct Purchaser Class, you may ask the Court for permission to speak at the Fairness Hearing. To do so, you must file a notice of intention to appear with the Court on the docket for In re Suboxone (Buprenorphine Hydrochloride and Naloxone) Antitrust Litigation, MDL No. 2445, No. 13-md-02445, along with your objection. Be sure to include your name, address, and telephone number, your signature, and a summary statement outlining your positions and the reasons for them, as well as copies of any supporting documents or briefs you want the Court to consider. Your Notice of Intention to Appear must be filed no later than [XX/XX, 20XX].

You cannot speak at the hearing if you do not send a Notice of Intention to Appear.

IF YOU DO NOTHING
If you are a member of the Direct Purchaser Class and you do nothing, and the Court approves the settlement, then you will be eligible to participate in the settlement as described in this Notice. You will also release your claims against Indivior as described in the Settlement Agreement. However, the Claim Form provided with this Notice must be completed, signed and returned or postmarked by mail by [date 45 days from date of Claim Form] in order to obtain a payment.

GETTING MORE INFORMATION
If you have questions about this case or wish to read more detailed information about this litigation, you may call or write to Class Counsel as indicated in Question 9. Further information is also available at https://www.garwingerstein.com, https://www.faruqilaw.com/, and https://www.hbsslaw.com/. The Notice Administrator, RG/2 Claims Administration, can be contacted at the following address:
RG/2 Claims Administration
P.O. Box 59479
Philadelphia, PA 19102-9479
This Notice is only a summary of the proposed settlement and is qualified in its entirety by the terms of the actual Settlement Agreement. A copy of the Settlement Agreement is on public file with the Office of the Clerk, United States District Court for the Eastern District of Pennsylvania, James A. Byrne U.S. Courthouse, 601 Market Street, Philadelphia, PA 19106, and is also available at https://www.garwingerstein.com, https://www.faruqilaw.com/, and https://www.hbsslaw.com/.
PLEASE DO NOT CALL OR WRITE TO THE COURT OR THE CLERK’S OFFICE FOR INFORMATION. PLEASE DIRECT ANY INQUIRIES TO ANY OF THE CLASS COUNSEL LISTED ABOVE.

DATE:[XX/XX, 20XX]    BY THE COURT

The Honorable Mitchell S. Goldberg United States District Judge

EXHIBIT C

THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

IN RE SUBOXONE (BUPRENORPHINE HYDROCHLORIDE AND NALOXONE) ANTITRUST LITIGATION THIS DOCUMENT RELATES TO: All Direct Purchaser Class Actions	MDL No. 2445 Master File No. 2:13-MD-2445-MSG
[PROPOSED] ORDER GRANTING FINAL JUDGMENT AND ORDER OF DISMISSAL APPROVING DIRECT PURCHASER CLASS SETTLEMENT AND DISMISSING DIRECT PURCHASER CLASS CLAIMS

Pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, and in accordance with the terms of the Settlement Agreement dated October 22, 2023 between Indivior Inc., f/k/a Reckitt Benckiser Pharmaceuticals, Inc. (“Defendant”), and Burlington Drug Company, Inc.
(“BDC”), Rochester Drug Co-Operative, Inc. (“RDC”), and Meijer, Inc. and Meijer

Distribution, Inc. (collectively “Meijer”) (collectively with the Class1, “Plaintiffs”), it is hereby ORDERED, ADJUDGED AND DECREED as follows:
1.This Final Judgment and Order of Dismissal hereby incorporates by reference the definitions in the Settlement Agreement among Defendant and Plaintiffs, and all capitalized terms used and not otherwise defined herein shall have the meanings set forth
1 The Class is defined in Paragraph 1 of the Settlement Agreement as:

All persons or entities in the United States and its territories who purchased branded Suboxone tablets directly from Reckitt Benckiser Pharmaceuticals, Inc. (now known as Indivior Inc.) at any time during the period January 1, 2012 through March 14, 2013 (“the Class”). Excluded from the Class are Indivior Inc. (formerly known as Reckitt Benckiser Pharmaceuticals, Inc.) its officers, directors, management, employees, subsidiaries, and affiliates, and all federal governmental entities.

in the Settlement Agreement. Nothing in this Order is intended to modify the terms of the Settlement Agreement.
2.The Court previously appointed BDC, RDC, and Meijer as class representatives of the Class (the “Class Representatives”). The Court previously appointed Garwin Gerstein & Fisher LLP, Faruqi & Faruqi LLP and Hagens Berman Sobol Shapiro LLP as Co-Lead Counsel for the Class (“Co-Lead Counsel”). The Class Representatives and Co-Lead Counsel have fairly and adequately represented the interests of the Class and satisfied the requirements of Fed. R. Civ. P. 23(g).
3.The Court has jurisdiction over the above-captioned litigation, including this Settlement, and over each of the parties, and all members of the Class.
4.The notice of settlement (substantially in the form presented to this Court as Exhibit B to the Settlement Agreement) (the “Notice”) directed to the members of the Class, constituted the best notice practicable under the circumstances. In making this determination, the Court finds that the Notice provided for individual notice to all members of the Class who were identified through reasonable efforts. Pursuant to, and in accordance with, Rule 23 of the Federal Rules of Civil Procedure, the Court hereby finds that the Notice provided to the Class due and adequate notice of the Settlement, the Settlement Agreement, these proceedings, and the rights of the Class to object to the Settlement.
5.Due and adequate notice of the proceedings having been given to the Class and a full opportunity having been offered to Class to participate in the     ,
2024 Fairness Hearing, it is hereby determined that all members of the Class are bound by this Order and Final Judgment.
6.The Settlement of this action was not the product of collusion between

Plaintiffs and Defendant or their respective counsel, but rather was the result of bona fide and arm’s-length negotiations conducted in good faith between Co-Lead Counsel and counsel for Defendant, with the assistance of this Court (by agreement of the parties and their counsel) as a mediator.
7.Pursuant to Rule 23 of the Federal Rules of Civil Procedure, this Court hereby approves the Settlement, and finds that the Settlement is, in all respects, fair, reasonable and adequate. Accordingly, the Settlement shall be consummated in accordance with the terms and provisions of the Settlement Agreement.
8.The Court hereby approves the Plan of Allocation of the Settlement Fund as proposed by Class Counsel (the “Plan”), which was summarized in the Notice of Proposed Settlement, and directs RG/2 Claims Administration LLC, the firm appointed to serve as Claims Administrator, to distribute the net Settlement Fund as provided in the Plan.
9.All claims of the Class against Defendant in In re Suboxone (Buprenorphine & Naloxone) Antitrust Litig., MDL No. 2445, Case No. 13-md-2445-MSG (E.D. Pa.) are hereby dismissed with prejudice, and without costs.
10.Upon the Settlement Agreement becoming final in accordance with paragraph 6 of the Settlement Agreement, and in consideration for the Settlement Fund described in the Settlement Agreement, Plaintiffs and the Direct Purchaser Class (on behalf of themselves and their respective past, present, or future officers, directors, insurers, general or limited partners, divisions, stockholders, agents, attorneys, employees, legal representatives, trustees, parents, associates, affiliates, joint ventures, subsidiaries, heirs, executors, administrators, predecessors, successors, and assigns, acting in their capacity as such) shall unconditionally, fully and finally release and forever discharge Defendant, any past, present, and future parents, subsidiaries, divisions, affiliates, joint ventures, stockholders, officers, directors, management, supervisory boards, insurers, general or limited partners, employees, agents, trustees, associates, attorneys and any of their legal representatives, or any other representatives thereof (and the predecessors, heirs, executors, administrators, successors and assigns of each of the foregoing) (the “Released Parties”) from the Direct Purchaser Class Action, including from any and all manner of claims, rights, debts, obligations, demands, actions, suits, causes of action, damages whenever incurred, liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, fixed or contingent, including costs, expenses, penalties and attorneys’ fees, accrued in whole or in part, in law or equity, that Plaintiffs or any member or members of the Direct Purchaser Class (including any of their past, present, or future officers, directors, insurers, general or limited partners, divisions, stockholders, agents, attorneys, employees, legal representatives, trustees, parents, associates, affiliates, joint ventures, subsidiaries, heirs, executors, administrators, predecessors, successors, and assigns, acting in their capacity as such) (the
“Releasors”), whether or not they object to the Settlement, ever had, now has, or hereafter can, shall or may have, indirectly, directly, representatively, derivatively or in any other capacity, arising out of or relating in any way to any claim under federal or state laws that was alleged or could have been alleged in the Direct Purchaser Class Action relating to buprenorphine- naloxone combination products purchased through the date of the Settlement Agreement (the “Released Claims”).
Releasors will be forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any action or other proceeding in any forum whatsoever, including any court of law or equity, arbitration tribunal, or administrative forum, asserting the Released Claims against the Released Parties. Upon entry of the Final Judgment and Order, and in consideration of the promises set forth in this Settlement Agreement, including payment of the Settlement Fund, the Plaintiffs and Direct Purchaser Class shall dismiss the Action with prejudice as to Defendant.
11.In addition, Plaintiffs on behalf of themselves and all other Releasors, hereby expressly waive, release and forever discharge, upon the Settlement becoming final, any and all provisions, rights and benefits conferred by §1542 of the California Civil Code, which reads:
Section 1542. General Release; extent. A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor;

or by any law of any state or territory of the United States or other jurisdiction, or principle of common law, which is similar, comparable or equivalent to § 1542 of the California Civil Code. Plaintiffs and members of the Direct Purchaser Class may hereafter discover facts other than or different from those which he, she or it knows or believes to be true with respect to the claims which are the subject matter of this paragraph 13, but each Plaintiff and member of the Direct Purchaser Class hereby expressly waives and fully, finally and forever settles, releases and discharges, upon this Settlement becoming final, any known or unknown, suspected or unsuspected, asserted or unasserted, contingent or non-contingent claim that would otherwise fall within the definition of Released Claims, whether or not concealed or hidden, without regard to the subsequent discovery or existence of such different or additional facts. Each Plaintiff and member of the Direct Purchaser Class also hereby expressly waives and fully, finally and forever settles, releases and discharges any and all claims it may have against any Released Party under

§ 17200, et seq., of the California Business and Professions Code or any similar comparable or equivalent provision of the law of any other state or territory of the United States or other jurisdiction, which claims are expressly incorporated into the definition of Released Claims.
12.As set forth in Paragraph 14 of the Settlement Agreement (with subheading “Reservation of Claims”), the release set forth in Paragraph 13 of the Settlement Agreement is not intended to, and does not, release claims arising in the ordinary course of business between Defendant and members of the Direct Purchaser Class that are unrelated to the allegations in the Direct Purchaser Class Action, such as claims under Article 2 of the Uniform Commercial Code (pertaining to Sales), the laws of negligence or product liability or implied warranty, breach of contract, breach of express warranty, or personal injury.
13.Upon consideration of Class Counsel’s petition for fees, costs and expenses, Class Counsel are hereby awarded attorneys’ fees totaling $    (representing
    % of the Settlement Fund) and costs and expenses totaling $    ,

together with a proportionate share of the interest thereon from the date the funds are deposited in the Settlement Escrow Account until payment of such attorneys’ fees, costs and expenses, at the rate earned by the Settlement Fund, to be paid solely from the Settlement Fund and only if and after the Settlement becomes final in accordance with paragraph 6 of the Settlement Agreement. Upon consideration of Class counsel’s petition for service awards for Class Representatives, each of BDC, RDC, and Meijer Drug is hereby awarded $     to be paid solely from the Settlement Fund and only if and after the Settlement becomes final in accordance with paragraph 6 of the Settlement Agreement. Co-Lead Counsel shall allocate and distribute such attorneys’ fees, costs and expenses among the various Class Counsel which have participated in this litigation. Co-Lead Counsel shall allocate and distribute such service awards among the Class Representatives. The Released Parties (as defined in paragraph 13 of the Settlement Agreement) shall have no responsibility for, and no liability whatsoever with respect to, any payment or disbursement of attorneys’ fees, expenses, costs or service awards among Class Counsel and/or Class Representatives, nor with respect to any allocation of attorneys’ fees, expenses, costs or service awards to any other person or entity who may assert any claim thereto. The attorneys’ fees, costs and expenses, and service awards authorized and approved by this Final Judgment and Order shall be paid to Co-Lead Counsel within five (5) business days after this Settlement becomes final pursuant to paragraph 6 of the Settlement Agreement and in accordance with the terms of the Settlement Agreement and the Escrow Agreement. The attorneys’ fees, costs and expenses, and service awards authorized and approved by this Final Judgment and Order shall constitute full and final satisfaction of any and all claims that Plaintiffs, and their respective counsel, may have or assert for reimbursement of fees, costs, and expenses, and service awards, and Plaintiffs, and their respective counsel, shall not seek or demand payment of any fees and/or costs and/or expenses and/or service awards from any source other than the Settlement Fund, including from Defendant.
14.The Court retains exclusive jurisdiction over the Settlement and the Settlement Agreement as described therein, including the administration and consummation of the Settlement, and over this Final Judgment and Order.
15.The Court finds that this Final Judgment and Order adjudicates all of the claims, rights and liabilities of the parties to the Settlement Agreement (including the members of the Class) and is final and shall be immediately appealable. Neither this Order nor the Settlement Agreement nor any other Settlement-related document shall constitute any evidence or admission by Defendant or any other Released Party, in this or any other matter or proceeding, nor shall either the Settlement Agreement, this Order, or any other Settlement-related document be offered in evidence or used for any other purpose in this or any other matter or proceeding except as may be necessary to consummate or enforce the Settlement Agreement, the terms of this Order, or if offered by any released Party in responding to any action purporting to assert Released Claims.

SO ORDERED this     day of     , 2024

_    The Honorable Mitchell S. Goldberg
_    United States District Judge

EXHIBIT D

THE UNITED STATES DISTRICT COURT
FOR THE EASTERN DISTRICT OF PENNSYLVANIA

IN RE SUBOXONE (BUPRENORPHINE HYDROCHLORIDE AND NALOXONE) ANTITRUST LITIGATION THIS DOCUMENT RELATES TO: All Direct Purchaser Class Actions	MDL No. 2445 Master File No. 2:13-MD-2445-MSG

ESCROW AGREEMENT
1.This escrow agreement (the “Escrow Agreement”) by and among (a) Ryan Preblick, on behalf of Indivior Inc., f/k/a Reckitt Benckiser Pharmaceuticals, Inc. (“Indivior”);
(b) Bruce E. Gerstein, Peter Kohn & Thomas Sobol, Direct Purchaser Class Plaintiffs’ Co-Lead Counsel, on behalf of Plaintiffs Burlington Drug Company, Inc. (“BDC”), Rochester Drug Co- Operative, Inc. (“RDC”), and Meijer, Inc. and Meijer Distribution, Inc. (collectively “Meijer”) and all members of the direct purchaser class (collectively “Direct Purchaser Class Plaintiffs”), in In re: Suboxone (Buprenorphine & Naloxone) Antitrust Litigation, No. 13-md-2445 (E.D. Pa.) (the “Direct Purchaser Class Action”); and (c) First State Trust Company, as directed escrow agent (the “Directed Escrow Agent”) is entered into on October 22, 2023, in connection with a Settlement Agreement dated October 22, 2023 (the “Settlement Agreement”). Capitalized terms not defined herein shall have the meanings specified in the Settlement Agreement. Plaintiffs and the Direct Purchaser Class and Indivior, by and through their respective counsel, have entered into the Settlement Agreement wherein they agreed, subject to the final approval of the Court in the Direct Purchaser Class Action (the “Court”), that the Direct Purchaser Class Action be dismissed with prejudice as to Indivior in exchange for a payment by Indivior of the Settlement

Fund, consisting of a total of $385,000,000.00 (Three Hundred Eighty-Five Million Dollars and no/100) in cash in accordance with the Settlement Agreement.
2.The Directed Escrow Agent was selected by Direct Purchaser Class Plaintiffs’ Lead Counsel, to which selection Indivior consented. The parties hereto are entering into this Escrow Agreement in order to effectuate certain of the terms of the Settlement Agreement. Ryan Preblick is signing on behalf of Indivior, and Bruce E. Gerstein of Garwin Gerstein & Fisher LLP, Peter Kohn of Faruqi & Faruqi LLP, and Thomas Sobol of Hagens Berman Sobol Shapiro LLP, Direct Purchaser Class Plaintiffs’ Co-Lead Counsel, are signing on behalf of the Direct Purchaser Class Plaintiffs.
3.NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and considerations herein, the parties agree as follows:
(a)Pursuant to and in accordance with the Settlement Agreement, Indivior shall deposit with the Directed Escrow Agent the Settlement Amount of $385,000,000.00 (Three Hundred Eighty-Five Million Dollars and no/100) in cash in accordance with the terms of the Settlement Agreement within fifteen (15) business days after entry by the Court of the Preliminary Approval Order with no material change, provided that Indivior has been in receipt from Plaintiffs’ Counsel of wiring instructions for at least three (3) business days, which wire instructions include the bank name and ABA routing number, account name, and account number, and a signed Form W-9 reflecting a valid taxpayer identification number for the qualified settlement account in which the funds are to be deposited, and which wiring instructions have been orally confirmed by any of the Directed Escrow Agent, RBC Wealth
Management or Plaintiffs’ Counsel.

(b)The Directed Escrow Agent shall be directed to invest and reinvest the Settlement Fund in instruments backed by the full faith and credit of the United States Government or fully insured by the United States Government or an agency thereof, including a
U.S. Treasury Money Market Fund or a bank account insured by the Federal Deposit Insurance Corporation (“FDIC”) up to the guaranteed FDIC limit, until the Settlement becomes final pursuant to paragraph 6 of the Settlement Agreement. Subsequent to the Settlement becoming final, the Settlement Fund shall be invested as directed in writing by Co-Lead Counsel for the Direct Purchaser Class Plaintiffs. (“Authorized Plaintiffs’ Counsel”). The term of any such investment directed by Authorized Plaintiffs’ Counsel shall not exceed ninety (90) days. All interest earned on the Settlement Fund shall become part of the Settlement Fund. Any losses on the Settlement Fund shall be borne by the Settlement Fund and shall not be recoverable from Indivior. Indivior shall have no liability, obligation, or responsibility of any kind in connection with the investment, disbursement, or other oversight of the Settlement Fund.
(c)Upon written authorization as described below in this paragraph, the Directed Escrow Agent may withdraw from the Settlement Fund disbursements sufficient for the Claims Administrator to pay costs associated with notice to the Direct Purchaser Class and taxes or estimated taxes payable by the Claims Administrator on behalf of the Settlement Fund and related expenses in accordance with paragraph 3(d)(4) herein, except that such withdrawals, before the Settlement becomes final, may not exceed one hundred thousand dollars ($100,000.00), with any further expenditures beyond that sum subject to Indivior and the Court’s approval. Before the Settlement becomes final, the written authorization required by this paragraph shall be granted by Authorized Plaintiffs’ Counsel, with copies to Woodrow
Anderson, Indivior’s Group Controller, acting on behalf of Indivior. After the Settlement becomes final, the written authorization required by this paragraph shall be granted by Authorized Plaintiffs’ Counsel alone. Authorized Plaintiffs’ Counsel is authorized, after obtaining approval of Counsel for Indivior, to appoint an administrator (and any successors) for the Settlement Fund within the meaning of Treasury Regulation § 1.468B-2(k)(3) (the “Claims Administrator”). Authorized Plaintiffs’ Counsel shall be responsible for assuring that the Claims Administrator qualifies as an “administrator” of the Settlement Fund within the meaning of Treasury Regulation Section 1.468B-2(k)(3) and is performing its duties hereunder. Indivior shall have no responsibility for any fees or the performance of the Claims Administrator.
(d)Provided the Court preliminarily approves the Settlement, the Claims Administrator shall, within thirty (30) days after the date thereof, take all steps necessary for qualifying the Settlement Fund as a “Qualified Settlement Fund” within the meaning of Section 1.468B-1 of the Treasury Regulations. These obligations include, without limitation, the following:
(1)The Claims Administrator will prepare a “Regulation Section 1.468B-3 Statement” pursuant to Treasury Regulation Section 1.468B-3(e) on behalf of Indivior and provide copies to Counsel for Indivior for review and approval.
(2)The Claims Administrator will prepare and attach to the Settlement Fund’s first income tax return a “Regulation Section 1.468B-1 Relation Back Election” pursuant to Treasury Regulation Section 1.468B-1(j) for execution by Indivior and the Claims Administrator. The Claims Administrator will promptly forward a copy of the “Regulation Section 1.468B-1 Relation Back Election” to Counsel for Indivior within thirty (30) days after the date hereof.

(3)The Claims Administrator will timely prepare and file on behalf of the Settlement Fund (i) federal tax returns in accordance with Section 1.468B-2 of the Treasury Regulations and the other provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) all necessary state, local and foreign tax returns.

(4)Notwithstanding any effort, or failure, of the Claims Administrator and the parties hereto to treat the Settlement Fund as a “Qualified Settlement Fund” within the meaning of Section 1.468B-1 of the Treasury Regulations effective as of the date hereof, any additional tax liability or penalties incurred by Indivior resulting from income earned by the Settlement Fund (or the receipt of any payment under this paragraph 3(d)(4)) shall be reimbursed from the Settlement Fund in the amount of such additional tax liability or penalties upon written request from Indivior to the Directed Escrow Agent. The Directed Escrow Agent shall withdraw from the Settlement Fund (i) at the request of the Claims Administrator, monies to pay all applicable federal, state, local and foreign taxes which the Settlement Fund owes or is estimated to owe, as well as related expenses, and (ii) monies to pay any reimbursements to Indivior as described in this subparagraph (4).
(e)The Directed Escrow Agent shall be paid the fees described in Exhibit A. The Annual Escrow Fees described in Exhibit A shall be paid for by RBC WEALTH MANAGEMENT Financial Services Inc. and its affiliates (“RBC WEALTH MANAGEMENT”). In addition, the Directed Escrow Agent shall be reimbursed for reasonable, out-of-pocket expenses, including attorneys’ fees arising from the Directed Escrow Agent’s management of the fund, telephone and facsimile transmission costs, postage (including express mail and overnight delivery charges), copying charges and the like. All such fees and expenses shall constitute a direct charge against the Settlement Fund.

The Directed Escrow Agent is authorized to, and may, disburse to itself, from the Settlement Fund, from time to time, the amount of reimbursement of out-of-pocket expenses due and payable hereunder. Prior to the Settlement becoming final, the Directed Escrow Agent shall notify, and obtain approval from, Authorized Plaintiffs’ Counsel and Indivior of any disbursement from the Settlement Fund to itself and provide copies of all related invoices and other statements. After the Settlement becomes final, such notification need be provided to, and approval obtained from, only Authorized Plaintiffs’ Counsel. If there is any dispute as to entitlement to out-of-pocket expenses or attorneys’ fees as described above, it will be submitted to the Court, which shall maintain continuing jurisdiction over the operation and effectuation of this Escrow Agreement and the escrowed funds.
(f)Upon authorization as described below in this paragraph, the Directed Escrow Agent may sell or present for redemption any investment described in paragraph 3(b) above, whenever it shall be necessary in order to provide funds to meet any payment required pursuant to this Escrow Agreement or the Settlement Agreement. Before the Settlement Agreement becomes final, the authorization required by this paragraph shall be granted by Authorized Plaintiffs’ Counsel and Counsel for Indivior acting jointly. After the Settlement becomes final, the authorization required by this paragraph shall be granted by Authorized
Plaintiffs’ Counsel alone.

(g)Only upon the Settlement becoming final, may distributions (other than those contemplated herein to pay taxes and costs of notice and administration) be made as authorized by Court order finally approving the Settlement. Upon the Settlement becoming final, Authorized Plaintiffs’ Counsel shall have the authority to appoint a Successor Escrow Agent and direct that all funds be transferred to the Successor Escrow Agent, which Successor

Escrow Agent shall not be Indivior or an affiliate of Indivior. Upon the Settlement becoming final, the interest of Indivior in the Settlement Fund shall cease in its entirety. Upon final approval of the Settlement, Indivior shall be relieved of any responsibility for directing investments of the funds or disbursements from it, and shall have no liability whatsoever with respect to any investments, expenditures of the fund, taxes and/or tax filings, administrative costs or fees, all of which shall be the responsibility of Direct Purchaser Class Plaintiffs’ Lead Counsel.
(h)In the event the Settlement Agreement is terminated pursuant to Paragraph 17 of the Settlement Agreement, then the Directed Escrow Agent shall, within fourteen (14) calendar days, return the remaining Settlement Fund including all interest thereon, less half of any costs and expenses referred to in ¶¶ 3(c), 3(d)(4), and 3(e), to Indivior.
(i)The Directed Escrow Agent may rely upon any notice, certificate, instrument, request, paper or other documents reasonably believed by it to be genuine and to have been made, sent or signed by counsel for the respective party or parties in accordance with this Escrow Agreement, and shall not be liable for any action taken or omitted by it, consistent with the terms hereof, in connection with the performance by it of its duties pursuant to the provisions of this Escrow Agreement, except for its own default, negligence or breach of the terms of this Escrow Agreement.
(j)The Directed Escrow Agent’s acceptance and administration of the Settlement Fund shall constitute the submission of the Directed Escrow Agent to the jurisdiction of the Court in the above-described litigation for the purpose of carrying out this Escrow Agreement pursuant to the Settlement Agreement.

(k)The Directed Escrow Agent has been appointed in compliance with the Settlement Agreement and is subject to the orders of the Court.
(l)This Escrow Agreement shall be governed by and interpreted according to the substantive laws of the State of New York, without reference to choice-of-law principles.
(m)The Directed Escrow Agent is and shall be independent, provided that as parties hereto, Plaintiffs and Indivior shall be entitled to institute actions to compel or require performance by the Directed Escrow Agent of its obligations hereunder. The Directed Escrow Agent hereby agrees to submit to the jurisdiction and venue of the Court with respect to issues relating to the Settlement Fund for purposes of enforcement, clarification, or amendment of the provisions of this Escrow Agreement, and to comply with all directions given by that Court.
(n)The following authorizations, directions and acknowledgements are made by Plaintiffs through its authorized counsel.
1.Plaintiffs wish to engage RBC WEALTH MANAGEMENT as the broker for this relationship and authorize Directed Escrow Agent to open an account with RBC WEALTH MANAGEMENT to effectuate the trading and investments for the Settlement Fund, to which engagement Indivior through its authorized counsel consents; and

2.Plaintiffs direct and authorize Directed Escrow Agent to enter into a RBC WEALTH MANAGEMENT Client Relationship Agreement as agent for the Settlement Fund, to which Indivior through its authorized counsel consent; and

3.Plaintiffs and Indivior acknowledge that Directed Escrow Agent will be appointing RBC WEALTH MANAGEMENT as sub-custodian with respect to the assets for the Settlement Fund; and

4.Plaintiffs and Indivior acknowledge that RBC WEALTH MANAGEMENT will be directed to invest the settlement proceeds per the requirements of ¶ 3(b) as the brokerage agent; and any commissions and/or brokerage expenses will be disclosed on a per trade basis and will be within RBC WEALTH MANAGEMENT firm guidelines and in accordance with account opening documentation.

(o)Upon sixty (60) days prior written notice to Authorized Plaintiffs’ Counsel and, only if such prior written notice is sent prior to the Settlement becoming final, Indivior, the Directed Escrow Agent may resign and be discharged from its duties and responsibilities under this Agreement for any reason, and shall promptly deposit the Escrow Amount (Redemption Value) with a successor escrow agent pursuant to and in accordance with written instructions from Authorized Plaintiffs’ Counsel and, only if prior to the Settlement becoming final, Indivior. If the Directed Escrow Agent is compelled to resign to comply with action by the government or self-regulating organizations (such as FINRA), the notice requirement set forth in this paragraph may be a reasonable time shorter than 60 days. If no successor escrow agent shall have been appointed by the effective date of the Directed Escrow Agent’s resignation, the Directed Escrow Agent’s sole responsibility shall thereafter be to hold the Escrow Amount (Redemption Value), invested until receipt of designation of a successor escrow agent or the disbursement of the Escrow Amount (Redemption Value) in accordance with written instructions from Authorized Plaintiffs’ Counsel and, only if prior to the Settlement becoming final, Indivior; provided, however, that the Directed Escrow Agent may petition the Court to name a successor, or may deposit the Escrow Amount (Redemption Value) in the registry of the Court having general jurisdiction.
(p)The Directed Escrow Agent may be removed from this Escrow Agreement at any time and thereby become discharged from the obligations hereby created subsequent to the date of discharge, by notice in writing given to the Directed Escrow Agent not less than thirty (30) days before such removal is to take effect. Prior to the Settlement becoming final, such notice must be given by Authorized Plaintiffs’ Counsel and Indivior acting jointly; after the Settlement becomes final, such notice may be given by Authorized Plaintiffs’ Counsel alone.

Upon approval of the Court, and subject to arrangements being made for a replacement Escrow Agent as specified in the next sentence, the Directed Escrow Agent may terminate this Escrow Agreement, by notice in writing given to the undersigned counsel not less than thirty (30) days before such termination is to take effect, and thereby become discharged from the obligations hereby created subsequent to the date of termination. In the event that the Directed Escrow Agent is removed or terminates this Escrow Agreement, arrangements shall be made for a replacement Escrow Agent, who shall assume the Directed Escrow Agent’s duties hereunder as of the date and time that the replacement is to take effect. Prior to the Settlement becoming Final, such arrangements must be made by Authorized Plaintiffs’ Counsel and Indivior acting jointly; after the Settlement becomes final, such arrangements may be made by Authorized
Plaintiffs’ Counsel alone.

(q)Copies of all notices and correspondence sent pursuant to this Escrow Agreement shall be served by mail upon Authorized Plaintiffs’ Counsel, Indivior, and the Directed Escrow Agent. After the Settlement becomes final, such notices and correspondence need only be provided to Authorized Plaintiffs’ Counsel.
(r)The Directed Escrow Agent shall, upon request as described below in this paragraph, advise counsel for the parties of any maturities, conversion privileges, and other matters of a like manner concerning the investments held in accordance with this Escrow Agreement. Before the Settlement becomes final, the request required by this paragraph shall be made by Authorized Plaintiffs’ Counsel and Indivior acting jointly. After the Settlement becomes final, the request required by this paragraph shall be made by Authorized Plaintiffs’ Counsel alone.

(s)The Directed Escrow Agent shall, upon request as described below in this paragraph, furnish to undersigned counsel the monthly Escrow Account statements or confirmations of transactions. Before the Settlement becomes final, the request required by this paragraph shall be made by Authorized Plaintiffs’ Counsel and Indivior acting jointly. After the Settlement becomes final, the request required by this paragraph shall be made by Authorized Plaintiffs’ Counsel alone.
(t)The parties reserve the right to modify this Escrow Agreement upon written agreement of all parties, subject to approval of the Court.
(u)The failure of any of the parties hereto to enforce any provision hereof on any occasion shall not be deemed to be a waiver of any preceding or succeeding breach of such provision or any other provision.
(v)The Directed Escrow Agent shall treat the fact of the Settlement and the Settlement Agreement referred to herein, as well as all facts or other information pertaining to the Settlement and the Settlement Agreement, as confidential and shall not disclose or use such information in any way other than as necessary to fulfill its role as Directed Escrow Agent and/or comply with any laws or regulations, including those of self-governing organizations, such as FINRA.
(w)This Escrow Agreement may be signed by all parties on separate copies, including by facsimile or other electronic means, and shall have full force and effect when all parties have signed one of the copies.
[The remainder of this page is left intentionally blank]

IN WITNESS WHEREOF, the parties hereto through their fully authorized representatives have agreed to this Escrow Agreement as of October 22, 2023.

By:__/s/ Helen M. Garvine_______

First State Trust Company I Righter Pkwy #120 Wilmington, DE 19803

Directed Escrow Agent

By:        By: ________________________

Bruce E. Gerstein    Peter Kohn
Garwin Gerstein & Fisher LLP    Faruqi & Faruqi LLP
88 Pine Street, 28th Floor    One Penn Center, Suite 1550
New York, NY 10005    1617 John F. Kennedy Blvd
(212) 398-0055    Philadelphia, PA
    (215) 277-5770
Co-Lead Counsel for the Direct
Purchaser Class    Co-Lead Counsel for the Direct Purchaser Class

By:        By: ________________________

Thomas M. Sobol    Ryan Preblick
Hagens Berman Sobol Shapiro LLP    Chief Financial Officer
1 Faneuil Hall Sq., 5th Fl.    10710 Midlothian Tpke
Boston, MA 02109    Suite 125
(617) 482-3770    North Chesterfield, VA

Indivior Inc.
Co-Lead Counsel for the Direct Purchaser Class
I

I

I
12
I
I

IN WITNESS WHEREOF, the parties hereto through their fully authorized representatives have agreed to this Escrow Agreement as of October 22, 2023.
By:     First State Trust Company
1 Righter Pkwy #120
Wilmington, DE 19803

Directed Escrow Agent

By: /s/ Bruce E. Gerstein________
Bruce E. Gerstein
Garwin Gerstein & Fisher LLP 88 Pine Street, 28th Floor
New York, NY 10005
(212) 398-0055
bgerstein@garwingerstein.com

Co-Lead Counsel for the Direct Purchaser Class

By: /s/ Thomas M. Sobol_________
Thomas M. Sobol
Hagens Berman Sobol Shapiro LLP 1 Faneuil Hall, 5th FL
Boston, MA 02109
(617) 482-3770
tom@hbsslaw.com

Co-Lead Counsel for the Direct Purchaser Class

By: /s/ Peter Kohn________
Peter Kohn
Faruqi & Faruqi LLP
One Penn Center, Suite 1550 1617 John F. Kennedy Blvd Philadelphia, PA
(215) 277-5770
pkohn@faruqilaw.com

Co-Lead Counsel for the
Direct Purchaser Class

By: /s/ Ryan Preblick_____

Ryan Preblick
Chief Financial Officer 10710 Midlothian Tpke
Suite 125
North Chesterfield, VA 23235

Indivior Inc.

12

EXHIBIT A

Escrow Agent Fees 1	Rate
Annual Escrow Fee (payable in advance)	$40,000
Quarterly Fee (after first 12 months, due quarterly)	$10,000
Escrow Value	Annual Fee
Up to $15,000,000	$ 6,500
Over $15,000,000 to $50,000,000	$ 9,000
Over $50,000,000 to $100,000,000 Over $100,000,000 quoted upon request	$11,500
1 The annual escrow fee is payable in advance upon acceptance of the escrow account. Fees paid in advance will not be prorated. After the first twelve (12) months, the fee is prorated and charged quarterly

Activity Fees	Per Item Charge
Disbursement Request	$25
Per Outgoing US Wire (in addition to above)	$15
Stop Payment Request	$20

Other Services & Fees
First State Trust Company (“FSTC”) reserves the right to refer any or all escrow documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the customer. If appropriate and upon request by the customer, FSTC will provide advance estimates of these legal fees.
Other extraordinary services, including tax preparation and filing, will be quoted separately based on the scope of the activity
Out-of-Pocket expenses will pass through to the accounts, including, but not limited to, overnight mail, replacement tax forms, external legal or professional costs, and other extraordinary services for which compensation is not expressly stated.

Standard Disclosures

Fee Disclosure
The Department of Labor (DOL) issued new rules that require certain types of ERISA retirement plan service providers to disclose new fee information directly to plans. First State Trust Company (FSTC) has incorporated a new disclosure to provide details related to direct revenue paid to FSTC. FSTC maintains standard fee schedules for each service/product offered to clients which is executed at account opening. FSTC mails fee disclosure information annually to clients pertaining to indirect revenue which FSTC may collect based upon the investments of the trust account(s).

First State Trust Company provides a daily “sweep” process for the investment of cash assets in FSTC Accounts. Cash can be either invested in an Institutional Money Market fund managed by Northern Trust (NT) such as the NT Institutional US Government Select Portfolio or an Insured Deposit Program (IDP) provided by Total Bank Solutions (TBS) or both. FSTC will receive 0.06% on assets invested in the NT US Government Select Portfolio or 0.10% on assets invested in the IDP as part of a service fee and daily processing.

FSTC fees are either invoiced or directly charged to the accounts. The primary method is direct charge. If you have any questions regarding FSTC fees (direct or indirect), please contact your Trust Officer at 800.554.1364.

Disclosure Regarding Retention of Float
The Department of Labor field bulletin 2002-3 requires that service providers to plan clients, such as banks, broker dealers and record keepers, provide their clients with adequate information regarding float. Our policy of requiring the use of a sweep vehicle minimizes or eliminates the amount of float earned on un-invested cash contributed to the plan. Where FSTC provides you with distribution services, an FSTC agent earns float on money set aside for payment of outstanding but uncashed benefit distribution checks, generally from the date on the face of the checks to participants until the date that either the recipient cashes the check or the check is cancelled and the underlying funds are returned to the trust. FSTC or its agent generally mails checks in advance of the date on the face of the checks, with the intention that the payees receive the checks by such date. The float rate of return is currently based upon and generally approximates the then applicable federal funds rate (a publicly available average rate of all federal funds transactions entered into by traders in the federal funds market on a given date).
The federal funds rate is published in the business press. If, in the future, a different rate is more appropriate, FSTC will notify you of any changes. Additional information is available to you upon request. If you have any questions about the float, please contact your FSTC Trust Officer.

Mutual Fund Disclosure
Mutual funds are sold by prospectus. You may obtain a prospectus from your Financial Advisor or the fund company. Please read the prospectus and all other fund materials carefully before investing. Be advised that depending upon the share class, FSTC may collect a portion of the annual distribution (12b-1) and or service and service related fees from the fund company. All ETF trades placed through FSTC are subject to a transaction fee (presently $.01 per share) that is paid to our ETF trading vendor and the fees are assessed directly against the respective trades.